FOR IMMEDIATE RELEASE

CONTACT: Muriel S. Lange

Investor Relations

Telephone: 215-887-2280 X3620

mlange@afrt.com

AMERICAN FINANCIAL REALTY TRUST ANNOUNCES
CONTINUATION OF SHARE REPURCHASE PROGRAM

JENKINTOWN, Pa., August 16, 2007 – American Financial Realty Trust (NYSE: AFR) announced today a continuation in the implementation of its previously announced authorization from its Board to repurchase up to $100 million of its common shares of beneficial interest.  The Company has adopted a second written trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, for the purpose of repurchasing up to an additional 1,500,000 of its common shares of beneficial interest. The trading plan becomes effective today and, during its term, all Company repurchases will be made pursuant to this plan.  The Company’s first trading plan was adopted in March 2007 and repurchases under that plan were completed by May 2007.  Following the expiration of the term of the plan adopted today, the Company may adopt one or more additional trading plans to implement the repurchase of the remaining balance of the total $100 million in common shares authorized for repurchase, or may make such repurchases without entering into a trading plan.

About American Financial Realty Trust

American Financial Realty Trust is a self-administered, self-managed real estate investment trust that acquires properties from, and leases properties to, regulated financial institutions. The Company through its operating partnership and various affiliates owns and manages its assets primarily under long-term triple net and bond net leases with banks. The Company is traded on the New York Stock Exchange under the ticker symbol AFR.

For more information on American Financial Realty Trust, visit the Company’s website at www.afrt.com.